Exhibit 99.1

Arbinet Corporation Announces Second Quarter 2010 Financial Results

Previously Announced Cost Reductions Expected to Drive
Savings and Efficiencies in Second Half of 2010

HERNDON, VA., August 11, 2010 - Arbinet Corporation (NASDAQ: ARBX), a leading provider of telecommunications services to fixed and mobile operators, today reported financial results for the second quarter ended June 30, 2010.

Quarter Ended June 30, 2010

Total revenues for the second quarter 2010 were $81.2 million, which included $73.4 million trading revenues and $7.8 million fee revenues. This represents a 5.6% decrease from total revenues of $86.0 million for the second quarter 2009 and a 7.3% decrease from total revenues of $87.6 million for the first quarter 2010.  The decrease in total revenues was due, in part, to lower trading revenues caused by lower average trade rate for minutes bought and sold on Arbinet’s exchange, which was partially offset by higher traffic volumes.  In addition, average fee revenue per minute decreased as a result of changes in the mix of both geographic markets and the trading activity of members on the exchange, resulting in decreased sales of certain premium service offerings and decreases in usage minimums.

A total of 3.12 billion minutes were bought and sold on Arbinet’s exchange in the second quarter 2010, up 20.3% and 4.9%, compared with 2.59 billion minutes in the second quarter 2009 and 2.97 billion minutes in the first quarter 2010, respectively.  Arbinet completed 325.9 million calls during the second quarter 2010, up 12.2% and 11.1%, compared with 290.5 million calls in the second quarter 2009 and 293.3 million calls in the first quarter 2010, respectively.

Second quarter 2010 gross profit was $4.2 million, up 2.9% compared with $4.1 million in the second quarter 2009, and down 11.4% compared with $4.8 million in the first quarter 2010.   The modest improvement in gross profit compared with second quarter 2009 was due, in part, to the Company’s reclassification of $0.6 million of rent expense and bonus expense from indirect cost of revenues to general and administrative expenses for 2010.  This favorable impact was largely offset by the lower fee revenues.

Second quarter 2010 loss from operations was ($4.0) million, compared with a loss from operations of ($2.0) million in the second quarter 2009 and ($3.3) million in the first quarter 2010.  The increased loss from second quarter 2009 is due primarily to lower fee revenues, increased bad debt reserves and severance charges.  Compared with first quarter 2010, those same factors were partially offset by savings related to cost reduction initiatives.

Net cash provided by operating activities from continuing operations in the second quarter 2010 was $4.0 million compared with net cash used in operating activities from continuing operations in the second quarter 2009 of $36,000.  At June 30, 2010, Arbinet had cash and cash equivalents of $14.0 million and marketable securities of $7.4 million, totaling approximately $21.5 million.

The Company’s net loss in the second quarter 2010 was ($4.0) million, or ($0.73) per diluted share, compared with net income of $1.0 million, or $0.17 per diluted share, in the second quarter 2009.

Commenting on the Company’s second quarter 2010 results and cost reduction initiatives, Shawn O'Donnell, President and Chief Executive Officer of Arbinet, stated, “During the second quarter, our year-over-year growth in traffic was offset by lower average trade rates and declining average fees per minute.  To mitigate pricing challenges, we have enhanced our networks and broadened our sales offerings to increase traffic.  We have also incurred severance and restructuring costs over the past several quarters as part of our cost reduction initiatives, and we expect to recognize the benefits of these initiatives during the third and fourth quarters of 2010.  As a result of these cost reduction initiatives, including headcount reductions, today Arbinet is a leaner company, poised for growth and improved results.  We remain focused on leveraging our core capabilities and prudently investing in areas that we believe represent the highest growth opportunity, while effectively managing costs.”

Six Months Ended June 30, 2010

First half 2010 total revenues were $168.8 million, which included $152.3 million trading revenues and $16.4 million fee revenues. This represents a 2.5% decrease from total revenues of $173.1 million for the first half 2009,  due, in part, to lower trading revenues, which declined 1.9% year over year, caused by lower  average trade rates for minutes bought and sold on Arbinet’s exchange, partially offset by higher traffic volumes.

A total of 6.09 billion minutes were bought and sold on the exchange for the six months ended June 30, 2010, an increase of 16.0% from the 5.26 billion minutes that were bought and sold on the exchange for the six months ended June 30, 2009. There were 619.3 million completed calls in the six months ended June 30, 2010, representing a 6.9% increase from the 579.4 million completed calls for the six months ended June 30, 2009.

Fee revenues decreased 8.4% to $16.4 million for the six months ended June 30, 2010 from $17.9 million for the six months ended June 30, 2009. Average fee revenues decreased to $0.0027 per minute for the six months ended June 30, 2010 from $0.0034 per minute for the six months ended June 30, 2009, primarily   due to changes in the mix of both geographic markets and the trading activity of members on the exchange, resulting in decreased sales of certain premium service offerings and decreases in usage minimums.

First half 2010 gross profit was $9.0 million, up 9.3%, compared with $8.2 million gross profit for the first half 2009.  $1.5 million of the improvement in gross profit was due to the Company’s reclassification of rent expense and bonus expense from indirect cost of revenues to general and administrative expenses for 2010.

First half 2010 loss from operations was ($7.4) million, compared with loss from operations of ($4.1) million in the first half 2009.

Net cash provided by operating activities from continuing operations in the first half 2010 was $2.8 million compared with net cash provided by operating activities from continuing operations in the first half 2009 of $0.8 million.

The Company’s net loss in the first half 2010 was ($8.9) million, or ($1.63) per diluted share, compared with net loss of ($1.5) million, or ($0.28) per diluted share, in the first half 2009.

In the six months ended June 30, 2010, Arbinet recorded $1.2 million of severance charges primarily related to separation and transition services agreements entered into with its former general counsel and three division chiefs who departed from the Company during the six months ended June 30, 2010.  In addition, Arbinet recorded $1.13 million in bad debt expense, more than half of which relates to a single account.

Conference Call
As previously announced on August 9, 2010, Arbinet will host a conference call to discuss its second quarter 2010 results at 10:00 a.m. Eastern Time today.

The dial-in number for the live audio call beginning at 10:00 a.m. Eastern Time is (888) 562-3654, or (973) 582-2703 for international callers; the passcode is 92197722.  A live web cast of the conference call will be available on Arbinet’s web site at http://www.arbinet.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on August 11, 2010 through midnight Eastern Time on August 18, 2010 at http://www.arbinet.com and by telephone at (800) 642-1687, or (706) 645-9291 for international callers; the passcode is 92197722.

About Arbinet Corporation
Arbinet is a leading provider of international voice and IP solutions to carriers and service providers globally. With more than 1,100 carriers across the world utilizing the Arbinet network, Arbinet combines global scale with sophisticated platform intelligence, call routing and industry leading credit management and settlement capabilities. Customers and suppliers include many leading fixed line, mobile, wholesale and VoIP carriers, as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. The Company can be reached at its corporate headquarters in Herndon, VA at (703) 456-4100 or by email at sales@arbinet.com.

Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements regarding our ability to leverage our core capabilities and prudently invest in areas that we believe represent the highest growth opportunities, while effectively managing costs; and our expectations regarding the timing and amount of the cost savings as a result of our cost reduction and restructuring initiatives.   Various important risks and uncertainties may cause our actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: Members (in particular, significant trading Members) not trading on the Exchange or not utilizing our new and additional services; continued volatility in the volume and mix of trading activity; our uncertain and long Member enrollment cycle; failure to manage our credit risk; failure to manage and adequately estimate costs of our Carrier Services business; pricing pressure; investment in our management team and investments in our personnel; disruption or uncertainty resulting from recent changes in senior management; regulatory uncertainty; system failures, human error and security breaches that could cause us to lose Members and expose us to liability; our ability to obtain and enforce patent protection for our methods and technologies; losses in efficiency due to cost cutting and restructuring initiatives; failure to extend the term of our credit facility; economic conditions and volatility of financial markets; and decreased availability of credit to us or buyers on the Exchange, and the impact they may have on us and the Members. For a further discussion of the risks and uncertainties we face, please refer to Part I, Item 1A of our Annual Report on Form 10-K, for the year ended December 31, 2009, filed with the Securities and Exchange Commission (SEC) on March 17, 2010 and other periodic and current filings that have been filed with the SEC and are available at www.sec.gov. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

Contacts:

Gary Brandt, Chief Financial Officer
Arbinet Corporation
(703) 456-4140

Andi Salas / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

ARBINET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Trading revenues	$73,408	$77,304	$152,333	$155,157
Fee revenues	7,772	8,674	16,417	17,921
Total revenues	81,180	85,978	168,750	173,078
Cost of trading revenues	73,418	77,272	152,351	155,360
Indirect cost of trading and fee revenues	3,534	4,598	7,401	9,488
Total cost of trading and fee revenues	76,952	81,870	159,752	164,848
Gross profit	4,228	4,108	8,998	8,230

Other operating expenses:
Sales and marketing	1,952	1,848	3,873	3,665
General and administrative	3,957	2,438	7,906	5,036
Depreciation and amortization	1,675	1,821	3,372	3,612
Severance charges	686	-	1,232	-
Total other operating expenses	8,270	6,107	16,383	12,313

Loss from operations	(4,042)	(1,999)	(7,385)	(4,083)

Interest income	26	27	44	87
Interest expense	(160)	(172)	(345)	(323)
Foreign currency transaction loss	193	3,149	(1,298)	2,766
Other income, net	63	61	132	171
Loss before income taxes	(3,920)	1,066	(8,852)	(1,382)
Provision for income taxes	65	99	73	138

Net loss	(3,985)	967	(8,925)	(1,520)

Basic net income (loss) per common share	$(0.73)	$0.18	$(1.63)	$(0.28)
Diluted net income (loss) per common share	$(0.73)	$0.17	$(1.63)	$(0.28)
Weighted average shares used in computing
basic net income (loss) per share	5,482	5,524	5,474	5,460
Weighted average shares used in computing
diluted net income (loss) per share	5,482	5,555	5,474	5,460

ARBINET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	June 30, 2010	As of
	(Unaudited)	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$14,019	$15,492
Marketable securities	7,445	6,407
Trade accounts receivable, net of allowances	19,021	24,513
Prepaids and other current assets	932	1,284
Total current assets	41,417	47,696

Property and equipment, net	16,745	17,821
Security deposits	1,665	1,676
Intangible assets, net	123	149
Other assets	347	395
Total Assets	$60,297	$67,737

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$12,053	$11,676
Deferred revenue	966	1,434
Accrued expenses and other current liabilities	6,885	6,172
Due to Silicon Valley Bank	-	2,014
Current portion of long-term debt	4,963	3,600
Current liabilities for discontinued operations	100	100
Total current liabilities	24,967	24,996

Deferred rent	2,257	2,343
Long-term debt and other liabilities	234	66
Total Liabilities	27,458	27,405

Stockholders' Equity
Common stock	7	7
Additional paid-in capital	176,774	175,926
Treasury stock	(17,264)	(17,122)
Accumulated other comprehensive income	2,782	2,056
Accumulated deficit	(129,460)	(120,535)
Total Stockholders' Equity	32,839	40,332
Total Liabilities and Stockholders' Equity	$60,297	$67,737